Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
INVITROGEN CORPORATION,
ARCTIC FOX ACQUISITION CORPORATION
AND
SENTIGEN HOLDING CORP.
August 31, 2006

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TABLE OF CONTENTS
(continued)

Schedule A	—	List of Company Stockholders Subject to Voting Agreement

Exhibit A	—	Form of Voting Agreement

Exhibit B	—	Form of Employment Agreement

Exhibit C	—	Financial Performance

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AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 31, 2006, by and among INVITROGEN CORPORATION, a Delaware corporation (“Parent”), Arctic Fox Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SENTIGEN HOLDING CORP., a Delaware corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and
          WHEREAS, each of the Boards of Directors of Parent and the Company (i) has determined that the Merger is fair to, and in the best interests of, the respective corporation and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A are executing and delivering one or more Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Voting Agreements”) pursuant to which such stockholders are, among other things, agreeing to vote in favor of the adoption of and otherwise to support this Agreement and the transactions contemplated hereby;
          WHEREAS, Section 8.3 of this Agreement contains certain definitions and a list of references to defined terms.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation

(sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
     1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, located at 4365 Executive Drive, Suite 1100, San Diego, California 92121-2133, at noon, California time, on a date to be specified by the Parties to this Agreement, which shall be no later than two Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or such other date and time as mutually agreed to by the Parties (the “Closing Date”).
     1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Parties shall file with the Delaware Secretary of State the certificate of merger (the “Certificate of Merger”) and such other documents as may be required by the DGCL in order for the Merger to become effective, duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
     1.4 Effects of the Merger. The Merger shall have the effects specified in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.5 Certificate of Incorporation and Bylaws.
          (a) At the Effective time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended to read in its entirety as follows: “The name of the Corporation is Sentigen Holding Corp.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) At the Effective Time, the Bylaws of the Company shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to Sentigen Holding Corp.) until thereafter changed or amended as provided therein or by applicable Law.

     1.6 Directors and Officers.
          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES
     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:
          (a) Cancellation of Treasury Stock. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is directly owned by the Company (as treasury stock) or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (b) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.
          (c) Conversion of Company Common Stock. Subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive $3.37 in cash (the “Merger Consideration”). At the Effective Time, and subject to Section 2.1(d) all issued and outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) representing any such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive such holder’s Merger Consideration for each share of Company Common Stock evidenced by the Certificate held by such holder. Notwithstanding the foregoing, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholders Meeting or consented thereto in writing, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”) and complies in all respects with the provisions of Section 262 and (iii) has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder shall have failed to perfect or otherwise shall have withdrawn or lost the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Section 2.1(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent which shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          (e) Options and Purchase Rights. Immediately prior to the Effective Time, the Company shall cause each then outstanding option to purchase Company Common Stock (an “Option”) granted under the Company’s 1990 Stock Option Plan and 2000 Performance Equity Plan to be either (1) cancelled, or (2) converted into an option exercisable for cash. The holder of an Option that is cancelled will be entitled to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration per share of Company Common Stock over the exercise price per share under the Option, and (ii) the number of shares of Company Common Stock covered by the Option. Upon exercise of and payment of the purchase price under an Option that is converted into an option exercisable for cash, the holder of the Option will be entitled to a cash payment equal to the product of (x) the Merger Consideration per share of Company Common Stock, and (y) the number of shares of Company Common Stock covered by the Option which was so converted. The Surviving Corporation shall make such cash payments at or as soon as practicable after the Effective Time or the date the converted Option is exercised, as the case may be, in each case subject to applicable income and employment tax withholding. Prior to the Closing Date, the Company shall take all action necessary to effect the cancellation or conversion of all Company Options as contemplated by this Section 2.1(e).
     2.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for payment of the Merger Consideration (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the amount of the aggregate Merger Consideration to which the holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Subject to Section 2.2(d), pending distribution pursuant to Section 2.2(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of shares of Company Common Stock issued and outstanding prior to the Effective Time that are to be cancelled in the Merger and such cash shall not be used for any other purposes. Any cash deposited with the Paying Agent which has not been distributed pursuant to Section 2.2(b) on or prior to the date which is one year after the Effective Time shall be turned over to Parent; provided, however, that no such return of unused funds to Parent shall affect the continuing obligation of Parent to pay the Merger Consideration for shares of Company Common Stock exchanged for transfer subsequent to such one-year period. Any and all interest earned at any time on the cash deposited with the Paying Agent shall inure to the benefit of, and belong to, Parent.
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive such holder’s ratable portion of the aggregate Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions as specified by the Paying Agent or Parent for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (which instructions shall be reasonable and customary for a transaction of this type). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, and in accordance with such other instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly distribute to such holder, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, with respect to each share of Company Common Stock represented thereby, the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.
          (d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate, as contemplated by the provisions of Section 2.2(b).
          (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes required by Law from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company dated as of the date of this Agreement and delivered herewith (the “Disclosure Schedule”), which Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.1 (it being understood and agreed that any matter set forth in the Disclosure Schedule shall be deemed disclosure with respect to any and all sections or paragraphs contained in this Article 3 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent on its face).

          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in any jurisdiction that does not recognize the concept of good standing, and except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or Made Available to Parent, prior to the execution of this Agreement, complete and correct copies of (i) its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement and (ii) all the existing written consents and minutes of the meetings of its stockholders, its Board of Directors and each committee of its Board of Directors held since January 1, 2004. There are no decisions or resolutions of the stockholders, Board of Directors or committees of the Board of Directors of the Company since January 1, 2004 other than as disclosed in the written consents and minutes that have been delivered or Made Available to Parent.
          (b) Subsidiaries; Equity Interests. Section 3.1(b) of the Disclosure Schedule sets forth (i) a list of the Subsidiaries of the Company, (ii) the issued and outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and (iii) the registered and beneficial holders of such shares or other equity or voting interests in each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company or a wholly-owned subsidiary of the Company, free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and other applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, or have any contractual right to acquire, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and Bylaws (or other organizational documents), and the minutes of the meetings of the stockholders and Board of Directors of each Subsidiary of the Company held since January 1, 2004 have been delivered or Made Available to Parent.
          (c) Capital Structure.
               (i) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, (A) 7,694,542 shares of Company Common Stock are issued and outstanding, (B) no shares of Company Common Stock are issued and held by the Company in its treasury and (C) as of June 30, 2006, 852,302 shares of Company Common Stock are covered by outstanding Options, and (D) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury.
               (ii) Section 3.1(c)(ii) of the Disclosure Schedule lists, with respect to each in-the-money Option then outstanding, the holder of the Option and the relationship of the holder to the Company (whether director, employee, officer or independent consultant), the number of shares of Company Common Stock subject to such Option, exercise price per share, exercise or vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement. The Company has delivered or Made Available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.
               (iii) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities Laws. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.
               (iv) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).
               (v) Except as set forth in Section 3.1(c)(v) of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies) or registration under the Securities Act. To the Knowledge of the Company, except for the Voting Agreements, the Company’s executive officers and directors, are not a party to any agreement to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer of any securities of the Company or its Subsidiaries.
               (vi) Except as described in this Section 3.1(c), there are no options, preemptive rights, warrants, calls, rights (including “phantom” stock rights and stock appreciation rights), convertible or exchangeable securities, stock-based performance units, commitments, Contracts, arrangements, undertakings or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, (i) obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of, or otherwise amend or enter into, any such option, preemptive right, warrant, call, right, convertible or exchangeable security, stock-based performance unit, commitment, Contract, arrangement, undertaking or agreement, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company capital stock. Except for the Company’s repurchase rights with respect to unvested shares issued under the Company Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.
          (d) Authority; Noncontravention.
               (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval (as defined in subparagraph (ii) below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).
               (ii) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Stockholders Meeting, voting as a single class, at the Stockholders Meeting (or any adjournment or postponement thereof) in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, and approve the Merger and the transactions contemplated hereby.
               (iii) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (the “Board Approval”) including (A) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby, (B) declaring that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (C) declaring that this Agreement is fair to the Company and its stockholders, (D) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 5.1(a)

and (E) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.2(a).
               (iv) Except as set forth in Section 3.1(d)(iv) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, require consent under or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any provision of any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, consents, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect on the Company.
               (v) Except as set forth in Schedule 3.1(d)(v) of the Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (A) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval by the Company’s stockholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (B) any filings or notifications required under the rules and regulations of The Nasdaq Stock Market, Inc. of the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business or (D) such other consents, approvals, orders, authorization, registrations, declarations or filings, which if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (e) SEC Documents; Sarbanes-Oxley; Financial Statements.
               (i) Since January 1, 2004, the Company has filed with the SEC on a timely basis all reports, schedules, forms, registration statements and proxy statements required to be so filed by the Company (as such documents may have been amended or supplemented with the SEC since the time of filing, the “Company SEC Documents”). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. Each of the Company SEC Documents, (i) as of the filing date of such report (or, in the case of a registration statement, as of the effective date of such registration statement), complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing, or in the case of a registration statement, as of the effective date of such registration statement) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.1(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.
               (ii) The certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company SEC Documents (collectively, the “Certifications”), were true and correct as of the date of filing thereof.
               (iii) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s external auditors and the Audit Committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the Company’s internal control over financial reporting. The Company has delivered to Parent a summary of any such disclosure made by management to the Company’s auditors or the Audit Committee of the Company’s Board of Directors. Except as set forth in Schedule 3.1(e)(iv) of the Disclosure Schedule, no significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2006 (nor has any such deficiency or weakness since been identified). Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in accounting or auditing practices which violate applicable accounting standards or Law. Since January 1, 2004, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its executive officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
               (iv) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance with the applicable provisions of the Sarbanes-Oxley Act and with the applicable listing and other rules and regulations of The Nasdaq Capital Market, and has not received any notice from The Nasdaq Capital Market asserting any non-compliance with such rules and regulations. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, or modified (in any material way) personal loans to any executive officer or director of the Company.
               (v) The Company has adopted a Code of Ethics, as defined by Item 406(b) of SEC Regulation S-K, for senior financial officers, applicable to its principal financial officer, controller or principal accounting officer, or persons performing similar functions.
               (vi) As of their respective filing dates with the SEC, and with respect to the December 31, 2005 audited financial statements as of their date of issuance, the consolidated financial statements of the Company for the fiscal year ended December 31, 2005 and the fiscal quarters ended March 31, 2006 and June 30, 2006, in each case included in the Company SEC Documents (collectively, the “Company Financial Statements”), complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, were prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments and other adjustments described therein and the omission of notes to the extent permitted by SEC Regulation S-X).
               (vii) Except as set forth in the Company Financial Statements and except as arising hereunder, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any SEC Financial Statements that are not disclosed, reflected or reserved against in such SEC Financial Statements, except for such liabilities and obligations (A) which have been reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2006 included in the Company SEC Documents filed prior to the date of this Agreement, (B) that have been incurred since June 30, 2006 in the Ordinary Course of Business, (C) that would not reasonably be expected to have a Material Adverse Effect on the Company or (D) that are reasonable and customary expenses for a transaction of the nature and complexity contemplated in this Agreement. The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of SEC Regulation S-K).

          (f) Proxy Statement. The Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
          (g) Absence of Certain Changes or Events. Since June 30, 2006 and except as set forth in Section 3.1(g) of the Disclosure Schedule and for the transactions specifically contemplated by this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been: (A) any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to have a Material Adverse Effect on the Company; (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (C) any purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or its Subsidiaries; (D) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock; (E) any amendment to the Company’s Certificate of Incorporation; (F) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of any material increase (other than as required by Law) in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards), other than pursuant to existing contractual agreements or arrangements or in the Ordinary Course of Business; (G) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; or (H) any material election with respect to taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund.
          (h) Absence of Litigation; Investigations. Except as disclosed in Section 3.1(h) of the Disclosure Schedule, there are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (i) pending against the Company or any of its Subsidiaries, executive officers (in their capacities as such), or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries (other than claims with customers or suppliers in the Ordinary Course of Business), or (iii) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the two years prior to the date of this Agreement (other than claims with customers or suppliers in the Ordinary Course of Business). Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order. Since January 1, 2004, there has not been and there are not currently, nor has the Company received any notice of or correspondence related to, any internal investigations or inquiries being conducted by the Company or its Board of Directors concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

          (i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, Orders and approvals of all Governmental Entities which are required for the lawful operation of the respective business of the Company and its Subsidiaries (the “Permits”), except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect on the Company. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Permits and all applicable Laws, except where the failure to so maintain such Permits or so to comply would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not since January 1, 2004, received any notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of the Permits or any such Laws, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or delay the consummation of the Merger.
          (j) Contracts. For the purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:
                    (A) all contracts listed as an exhibit to (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, (ii) either of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 or June 30, 2006 or (iii) the Company’s current reports on Form 8-K filed after December 31, 2005 through the date hereof,
                    (B) all Contracts related to the Company’s Proprietary Rights as referenced in Section 3.1(p)(iii) of the Disclosure Schedule;
                    (C) all Contracts pursuant to which payments in excess of $250,000 are required or acceleration of benefits is required upon a “change of control” of the Company;
                    (D) all Contracts which require the consent or waiver of a third party prior to the Company consummating the Transactions, except to the extent that the failure to reasonably obtain such consent or waiver would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or delay consummation of the Merger;
                    (E) all Contracts between the Company and any other Person, which involve consideration, received or paid by the Company, in excess of $250,000;
                    (F) all Contracts which constitute exclusive distribution, reseller, OEM, license out or similar agreements between the Company or any Subsidiary and any other Person,
                    (G) all powers of attorney and Contracts and arrangements pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person (except for such obligations or liabilities between the Company and its Subsidiaries that arise in the Ordinary

Course of Business), or any capital maintenance, keep-well or similar agreements or arrangements, in all instances to the extent involving an amount in excess of $250,000; and
                    (H) Contracts of the Company or any of its Subsidiaries involving the lease of real property to the extent that the Company’s monthly rent obligation is greater than $5,000.
               (ii) Except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule, each Material Contract is valid and in full force and effect, and is enforceable (A) in all instances, against the Company or its Subsidiaries, as the case may be, in accordance with its terms, and (B) to the Company’s Knowledge, against any other party to such Material Contract, in accordance with its terms, each of (A) and (B) being subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (iii) Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other Person, has materially violated, materially breached, or materially defaulted under, any Material Contract, and no event has occurred that with notice or lapse or time would give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under any Material Contract.
               (iv) The Company has delivered or Made Available to Parent true and complete copies of each Material Contract (including all amendments thereto).
          (k) Absence of Changes in Benefit Plans; Employment Matters.
               (i) Since June 30, 2006, there was no adoption or amendment in any material respect by the Company or any entity, trade or business that is required, together with the Company, to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) of:
                    (A) any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA (together, “Equity Benefit Plans”),
                    (B) any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (together, “ERISA Benefit Plans”), or
                    (C) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written) that is not governed by ERISA and that is not an Equity Benefit Plan (together, “Non-ERISA Benefit Plans”), providing benefits to any current or former employee, officer or director of the Company or any Controlled Group Member. Except as set forth in Section 3.1(k)(i) of the Disclosure Schedule,

(i) each of the employees of the Company and any Controlled Group Member is employed at will, (ii) there currently exist no employment (except employment at will), consulting, deferred compensation, post-termination or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, and (iii) there exist no agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement.
               (ii) Section 3.1(k)(ii) of the Disclosure Schedule sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of Options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company or the termination of any Person’s service or employment relationship with the Company or its Subsidiaries in connection therewith. Complete and accurate copies of the plans, programs, Contracts or arrangements listed in Section 3.1(k)(ii) of the Disclosure Schedule, including all amendments thereto, have been delivered or Made Available to Parent.
          (l) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any Person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, nondiscrimination, and the withholding and payment of social security and other Taxes, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination against the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.
          (m) Employee Benefit Matters. Set forth in Section 3.1(m) of the Disclosure Schedule is a list of (i) each loan to any employee, officer or director, (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan and (iv) each Non-ERISA Benefit Plan, sponsored or maintained by the Company or any Controlled Group Member or to which the Company or any Controlled Group Member is required to make contributions (such plans, agreements, arrangements and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or Made Available to Parent true and complete copies of all Benefit Plans, and, where applicable, summary plan descriptions, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three most recent filings made for such Benefit Plans prior to the date of this Agreement. In addition:
               (i) each Benefit Plan has been operated and administered in compliance with its terms in all material respects;
               (ii) each Benefit Plan complies in all material respects with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) and with all other applicable Laws;
               (iii) each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, and, to the Knowledge of the Company, no event or circumstance has occurred since the date of such determination or opinion letter that could adversely affect such qualified status;
               (iv) neither the Company nor any Controlled Group Member maintains, sponsors, contributes to or has an obligation to contribute to, or has maintained, sponsored, contributed to or had an obligation to contribute to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 413 of the Code) or any self-insured welfare benefit plan;
               (v) to the Knowledge of the Company, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;
               (vi) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms;
               (vii) all contributions required to be made in connection with any Benefit Plan for any period prior to the date of this Agreement have been made or, if not yet due, have been accrued on the Company Financial Statements;
               (viii) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan, or, to the Knowledge of the Company, any circumstances which may reasonably be expected to give rise to any such action, suit or claim;
               (ix) neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA;
               (x) except as set forth in Section 3.1(m)(x) of the Disclosure Schedule, which specifies the payments which may constitute parachute payments under Section 280G of the Code on the basis of the assumptions described therein, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Company or any Controlled Group Member to which the Company or any Controlled Group Member is a party or by which Company or any Controlled Group Member is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code. On the Closing Date, Company shall deliver a complete update to 3.1(m)(x) of the Disclosure Schedule current as of that date; and
               (xi) No Benefit Plan exists that is maintained outside of the United States or that is for the benefit of employees, directors or consultants outside the United States.
          (n) Taxes. Except as set forth in Section 3.1(n) of the Disclosure Schedule:
               (i) As used in this Agreement: “Taxes” shall mean (x) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (x), and (z) any transferee liability in respect of any items described in clauses (x) and/or (y) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
               (ii) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material federal and state returns, and all material local and foreign returns, estimates, information statements and reports (“Tax Returns”) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid.
               (iii) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company Financial Statements. Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file a material Tax Return which has not been since filed. No audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries, and written notice thereof has been received.
               (iv) There are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for current Taxes not yet due and payable.

               (v) The Company has delivered to Parent (i) complete and correct copies of all Tax Returns of the Company or any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.1(n)(v) of the Disclosure Schedule.
               (vi) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.
               (vii) Neither the Company nor any of its subsidiaries is a party to any Tax allocation or sharing agreement.
               (viii) The Company has properly and timely withheld and remitted to the proper Governmental Entity all material Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.
               (ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (x) Neither the Company nor any of the Subsidiaries has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
               (xi) No Power of Attorney relating to Tax Matters has been provided to any Governmental Entity with respect to the Company or any of its Subsidiaries which is still in effect.
          (o) Title to Properties. Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its material properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the Ordinary Course of Business and except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(n) of the Disclosure Schedule, all such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) common law or statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) common law or statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens, (d) Liens securing debt that is reflected in the Financial Statements or (e) Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.
          (p) Intellectual Property.
               (i) Section 3.1(p)(i) of the Disclosure Schedule lists the following with respect to Proprietary Rights of the Company and its Subsidiaries:
                    (A) Section 3.1(p)(i)(A)(i) of the Disclosure Schedule lists all of the Patents owned by the Company or its Subsidiaries, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Section 3.1(p)(i)(A)(ii) of the Disclosure Schedule lists (a) all of the Patents exclusively licensed to the Company or any of its Subsidiaries and (b) all of the Patents in which the Company or any of its Subsidiaries has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Company or its Subsidiaries and for which the Company or any of its Subsidiaries has or had the right to prosecute the Patent Applications or have input into such prosecution, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by the Company or any of its Subsidiaries.
                    (B) Section 3.1(p)(i)(B) of the Disclosure Schedule lists all of the Registered Trademarks and domain names and domain name registrations owned by the Company or any of its Subsidiaries, setting forth in each case the jurisdictions in which Registered Trademarks and domain names and domain name registrations have been registered and trademark and domain name applications for registration have been filed and all other Trademarks owned by the Company or any of its Subsidiaries used in connection with any Company Products or in the conduct of the business of the Company or any of its Subsidiaries.
                    (C) Section 3.1(p)(i)(C) of the Disclosure Schedule lists all of the Registered Copyrights owned by the Company or any of its Subsidiaries, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.
               (ii) The Company or its Subsidiaries are the sole and exclusive owners of and have good, valid and marketable title to, (i) all of the Company Proprietary Rights identified in Section 3.1(p)(i)(A)(i), 3.1(p)(i)(B) and 3.1(p)(i)(C) of the Disclosure Schedule and (ii) all Trade Secrets owned by the Company or any of its Subsidiaries, in each case free and clear of all IP Encumbrances, except for (a) any lien for current taxes not yet due and payable, (b) the liens set forth in Section 3.1(p)(ii) of the Disclosure Schedule that are being contested in good faith by appropriate proceedings, or (c) liens that have arisen in Ordinary Course Business and which would not reasonably be expect to detract from the value of the assets subject thereto or materially impair the operations of the Company or any Subsidiary, provided that the lien holder does not have any rights as at the Closing Date to foreclose on such lien such that the lien holder acquires any interest in the asset. The Company or its Subsidiaries have a valid, legally enforceable right to use, license and otherwise exploit all Proprietary Rights identified in Section 3.1(p)(i)(A)(ii) in accordance with the terms in the applicable agreement, of the Disclosure Schedule and to the Company’s Knowledge all other Proprietary Rights used by the Company or any of its Subsidiaries, other than those owned by the Company or its Subsidiaries (including without limitation interest acquired through a license or other right to use). The Company Proprietary Rights identified in Section 3.1(p)(i) of the Disclosure Schedule, together with the Proprietary Rights licensed to the Company and disclosed in Section 3.1(p)(iii)(B) and with the Trade Secrets used by the Company or its Subsidiaries, constitutes all Proprietary Rights necessary to conduct the business of the Company and its Subsidiaries as each is currently conducted, including without limitation as necessary or appropriate to make, use, offer for sale, sell or import the Company Product(s). To the Knowledge of the Company, all Proprietary Rights licensed exclusively to the Company or any of its Subsidiaries, are free and clear of IP Encumbrances and the Company and its Subsidiaries have not received any written notice that any portion of such Proprietary Rights are subject to any IP Encumbrance.
               (iii) Section 3.1(p)(iii) of the Disclosure Schedule lists all oral and written contracts, agreements, licenses and other arrangements relating to any Company Proprietary Rights or any Company Products, as follows:
                    (A) Section 3.1(p)(iii)(A) lists any agreement, contract, license or other arrangement, written or oral, (A) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, with or without the right to sublicense the same; (B) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Proprietary Rights, with or without the right to sublicense the same granted to or granted by the Company or any of its Subsidiaries (other than licenses granted to the Company and its Subsidiaries for Off-the-Shelf Software); (C) regarding joint development of any products, Company Products or Proprietary Rights; (D) by which the Company or any of its Subsidiaries grants any ownership right or title to any Company Proprietary Rights or by which the Company or any of its Subsidiaries is assigned or granted an ownership interest in any Proprietary Rights other than agreements with employees and contractors that assign or grant to the Company or any of its Subsidiaries ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; (E) under which any of the Company or any of its Subsidiaries undertakes any ongoing royalty or payment obligations in excess of or which could reasonable exceed $25,000 with respect to any Company Proprietary Rights, (F) under which the Company or any of its Subsidiaries grants an option relating to any Company Proprietary Rights; (G) relating to any covenant not to sue granted by the Company or any Subsidiary to any Person, or granted by any Person to the Company or any Subsidiary for the benefit of the Company or such Subsidiary, as the case may be, with respect to any Proprietary Rights, and (H) limiting the ability of the Company or any of its Subsidiaries to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Company Proprietary Rights (or any tangible embodiment thereof), including without limitation any covenant not to compete;
                    (B) Section 3.1(p)(iii)(B) of the Disclosure Schedule lists any agreement, contract, license or other arrangement, written or oral, to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Proprietary Rights owned by any Person, excluding nonexclusive licenses for Off-the-Shelf Software. Except as set forth in Section 3.1(p)(iii)(B) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the Company’s and its Subsidiaries, as the case may be, ownership, use, exploitation, practice, sale or disposition of Company Proprietary Rights (or any tangible embodiment thereof) or the Company’s or its Subsidiaries, as the case may be, reproducing, making, using, selling, offering for sale, distributing or importing any Company Products;
                    (C) Except as set forth in Section 3.1(p)(iii)(C) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any written or oral contract, agreement, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights, other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the Ordinary Course of Business the forms of which have been delivered or Made Available to Parent or its counsel; and
                    (D) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other Person is in breach of any contract, agreement, license or other arrangement described in this Section 3.1(p)(iii), except to the extent such breach could not reasonably be expected to have a material adverse effect on the respective contract, agreement or license. The Company has not notified any Person and no Person has notified the Company or any of its Subsidiaries of any such breach, except to the extent such breach could not reasonably be expected to have a Material Adverse Effect on the Company.
               (iv) Except as set forth in Section 3.1(p)(iv) of the Disclosure Schedule:
                    (A) Neither the Company nor any of its Subsidiaries jointly owns, licenses or claims any right, title or interest with any other Person of any Company Proprietary Rights owned by the Company or any Subsidiary or exclusively licensed to the Company or any Subsidiary. To the Company’s Knowledge, no current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or its Subsidiaries has any right, title or interest in, to or under any Company Proprietary Rights that has not been either (a) irrevocably assigned or transferred to the Company or its Subsidiaries or (b) licensed (with the right to grant sublicenses) to the Company or its Subsidiaries under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.
                    (B) No Person has challenged or, to the Company’s Knowledge, threatened to challenge and no Person has asserted or, to the Company’s Knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to the Company’s Knowledge, threatened nor to the Company’s Knowledge are there any facts which could give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) any of the Company’s or its Subsidiaries’ right, title or interest in, to or under any Company Proprietary Rights, (b) any contract, agreement, license or and other arrangement under which the Company or its Subsidiaries claims any right, title or interest under any Company Proprietary Rights or restricts in any material respect the use, manufacture, transfer, sale, delivery or licensing by the Company or its Subsidiaries of the Company Proprietary Rights or Company Products, or (c) the validity, enforceability or claim construction of any Patents owned by or exclusively licensed to the Company or any of its Subsidiaries. Neither the Company any of its Subsidiaries has received any notice regarding any such challenge, claim, demand or proceeding.
                    (C) Neither the Company nor any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company Proprietary Rights by the Company or any of its Subsidiaries, the use, manufacture, transfer, sale or licensing of any Company Product by the Company or any of its Subsidiaries, or which might affect the validity, use or enforceability of any Company Proprietary Rights;
                    (D) To the Company’s Knowledge, no Company Proprietary Rights owned by or exclusively licensed to the Company or any of its Subsidiaries have been infringed or misappropriated by any Person. To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Company Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any of its Subsidiaries.
                    (E) (a) All Patents, Registered Copyrights, Registered Trademarks and domain names owned by the Company or any Subsidiary and (b) to the Knowledge of Company, all Patents, Registered Copyrights, Registered Trademarks and domain names exclusively licensed to the Company or any of its Subsidiaries in each case of (a) and (b) (i) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, (ii) have not lapsed, expired or been abandoned and (iii) no opposition proceedings have been commenced related thereto in any jurisdictions which such procedures are available nor does there exist any fact that could lead to any such opposition.
               (v) Except as set forth in Section 3.1(p)(v) of the Disclosure Schedule:
                    (A) (i) All Patents owned by the Company or any of its Subsidiaries, all Patents for which the Company or any of its Subsidiaries had or has the right to prosecute and/or maintain the Patents or the right to review and/or comment on any Patent and/or correspondence with the applicable Governmental Entity related to the Patents and all Patents exclusively licensed to the Company or any of its Subsidiaries, in each case, have been prosecuted in good faith and are subsisting and in good standing and, to the Company’s Knowledge, disclose patentable subject matter, (ii) to the Company’s Knowledge, there are no inventorship challenges to any such Patents nor does there exist any fact that could lead to any such challenge, (iii) no interference has been declared or provoked relating to any such Patents nor, to the Company’s Knowledge, does there exist any fact that could lead to any such interference, (iv) no opposition proceedings have been commenced related to such Patents in any jurisdictions which such procedures are available, nor to the Company’s Knowledge, does there exist any fact that could lead to any such opposition, (v) all Issued Patents in the Company Proprietary Rights owned by or exclusively licensed to the Company or any of its Subsidiaries are valid and enforceable, nor, to the Company’s Knowledge, does there exist any fact that could lead to a finding of invalidity or unenforceability of such Issued Patents in the Company Proprietary Rights, and (vi) all maintenance and annual fees have been fully and timely paid, and all fees paid, during prosecution and after issuance of any Patent owned by or exclusively licensed to the Company or any of its Subsidiaries have been paid in the correct entity status amounts, with respect to Issued Patents within the Company Proprietary Rights owned by or exclusively licensed to the Company or any of its Subsidiaries;
                    (B) to the Company’s Knowledge, there is no material fact with respect to any Patent Application owned by the Company or any of its Subsidiaries or any Patent Application exclusively license to the Company or any of its Subsidiaries that would (i) preclude the issuance of an Issued Patent from such Patent Application, or (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable; and
                    (C) Neither the Company nor any of its Subsidiaries has received any notice of any inventorship challenge, interference, invalidity or unenforceability with respect to Patents included in the Company Proprietary Rights.
               (vi) The conduct of the business of the Company and its Subsidiaries as conducted prior to or on the Closing Date, including without limitation the making, using, offering for sale, selling, otherwise distributing or importing of any Company Product, to the Company’s Knowledge, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person, and no Person has asserted to the Company or to the Company’s Knowledge, threatened a claim, nor to the Company’s Knowledge, are there any facts which could give rise to a claim nor has the Company nor any of its Subsidiaries received any notification, that any Company Product (or any Company Proprietary Right embodied in any Company Product) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. Neither the Company nor any of its Subsidiaries has received any written notice of any of any such claim of infringement, misappropriation or unlawful use.
               (vii) To the Company’s Knowledge, there does not exist any material fact with respect to the Trademarks included in the Company Proprietary Rights that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Trademarks invalid or unenforceable. The Company and its Subsidiaries have taken commercially reasonable and customary measures and precautions necessary to protect and maintain Trademarks in which the Company or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect the full value of all such Trademarks except where the failure to take such measures or precautions would not reasonably be expected to have a negative or adverse effect on the value of the applicable Trademark or on the ability of the Company or any Subsidiary to obtain or maintain the rights in the applicable Trademark. To the Company’s Knowledge, there does not exist any material fact with respect to any Copyrights included in the Company Proprietary Rights that would (i) preclude the issuance of any Registered Copyright from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

               (viii) The Company and its Subsidiaries have taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets, except to the extent the failure to take such reasonable and customary measures and precautions could not reasonably be expected to have a material adverse effect on the value of the Trade Secrets.
                    (A) Without limiting the generality of the foregoing, except as set forth in Section 3.1(p)(viii)(A) of the Disclosure Schedule, all current and former employees of the Company and its Subsidiaries, including without limitation those employees who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Rights or any Company Product have executed and delivered to the Company or its applicable Subsidiary a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company, or the applicable Subsidiary, of any Proprietary Rights arising from services performed by such Persons, that is substantially identical to the form of Agreement Regarding Terms and Conditions of Employment that the Company previously delivered to Parent. To the Company’s Knowledge, no current or former employee is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such employee with the Company;
                    (B) Each current and former consultant and independent contractor to the Company or any of its Subsidiaries, including without limitation each who is or was involved in, or who has contributed to, the creation or development of any Company Proprietary Rights or any Company Product has executed and delivered to the Company, or its applicable Subsidiary, a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company of any Proprietary Rights arising from services performed by such Person, that is no less favorable to the Company than the form of provisions contained in the Agreement Regarding Terms and Conditions of Employment referenced above. Section 3.1(p)(viii)(B) of the Disclosure Schedule sets forth a list of consultants and independent contractors used by the Company or any of its Subsidiaries in connection with the conception, reduction to practice, creation, derivation, development, or making of any Company Proprietary Rights or any tangible embodiments thereof. To the Company’s Knowledge, no current or former consultant or independent contractor is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or any other contract or agreement relating to the relationship of any such consultant or independent contractor with the Company or any Subsidiary;
                    (C) No current or former employee, officer, director, stockholder, consultant or independent contractor to the Company or any Subsidiary has any right, title, claim or interest in or with respect to any Company Proprietary Rights owned by Company or any Subsidiary or exclusively licensed to the Company or any Subsidiary; and

                    (D) Neither the Company nor any of its Subsidiaries has disclosed any Trade Secrets in which the Company or its Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof.
               (ix) To the Company’s Knowledge, except as set forth in Section 3.1(p)(ix) of the Disclosure Schedule, each Company Product designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available to any Person by the Company or any of its Subsidiaries:
                    (A) conformed and complied in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Company Products and with all applicable Laws; and
                    (B) was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such Company Product or other asset, product or system (or the operation or performance of either of the foregoing).
               (x) No customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against the Company or any of its Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its Subsidiaries, or (ii) under or based upon any other warranty relating to any Company Product. Neither the Company nor any of its Subsidiaries has received written notice related to (i) or (ii) above.
               (xi) Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Proprietary Rights owned by or exclusively licensed to the Company or any of its Subsidiaries, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by the Company or any Affiliate of the Company after the date of this Agreement.
               (xii) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Proprietary Rights or any Company Product.
               (xiii) The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on the Parent’s right, title or interest in or to any Company Proprietary Rights.
               (xiv) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has taken an action or failed to take an action that operates in such a way that would give rise to a laches or equitable estoppel claim by any Person that would result in the avoidance of a claim of infringement by the Company or any of its Subsidiaries against any such Person. In the conduct of its business, including without limitation the using, making, selling, offering for sale or importing any Company Products, neither the Company nor any of its Subsidiaries is relying on any action or omission by any Person that operates in such a way that would give rise to a laches or equitable estoppel claim by the Company that would result in the avoidance of a claim of infringement by the Company.
               (xv) To the Company’s Knowledge, no product liability claims have been threatened, alleged or filed against the Company or any of its Subsidiaries related to any Company Product or any other product sold or distributed by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice of any such claim.
               (xvi) The conduct of the Non-Olfaction Business of the Company and its Subsidiaries as conducted prior to the Closing does not incorporate any of the Olfaction IP. The conduct after the Merger of the Non-Olfaction Business by Parent or any of its Affiliates (including the Company after the Merger) in a manner identical to that conducted by the Company prior to the Merger (excluding the application or usage of any Company Proprietary Rights on any olfactory receptor or receptors) will not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of Newco with respect to the Olfaction IP, and Newco will have no grounds to claim or threaten a claim that any conduct of the Non-Olfaction Business in such an identical manner (excluding the application or usage of any Company Proprietary Rights on any olfactory receptor or receptors) would infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of Newco with respect to the Olfaction IP.
          (q) Environmental Matters.
               (i) Each of the Company and its Subsidiaries possesses in full force and effect all material Environmental Permits necessary to conduct its businesses and operations as now being conducted. None of the Company or its Subsidiaries has been notified by any Governmental Entity that any Environmental Permits will be modified, suspended or revoked.
               (ii) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all Environmental Permits. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or its Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law.
               (iii) There are no past or pending or, to the Knowledge of the Company, threatened material Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of law, and none of the Company or any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any material Environmental Claim.

               (iv) There have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or, to the Knowledge of the Company, previously owned, leased, or utilized by the Company or any of its Subsidiaries, predecessors, or Affiliates that could reasonably be expected to form the bases of any material Environmental Claim against the Company or any of its Subsidiaries.
               (v) Neither the Company nor any of its Subsidiaries, predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in a material Environmental Claim.
               (vi) To the Company’s Knowledge, there are no underground storage tanks, active or abandoned within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.
               (vii) All environmental investigations, studies, tests, audits, reviews or other analyses that are in possession of the Company or any of its Subsidiaries that relate to (A) the environmental conditions of the properties currently owned or operated by the Company or any of its Subsidiaries and (B) any material Environmental Claims have been delivered or Made Available to Parent.
               (viii) For purposes of this Agreement, the following defined terms shall apply:
                    (A) “Environmental Claims” means any and all actions, Orders, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;
                    (B) “Environmental Laws” means all Laws relating to pollution or protection of the environment or human health;
                    (C) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;
                    (D) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and
                    (E) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

          (r) Assets in Good Condition. All material physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are in good operating condition, normal wear and tear excepted.
          (s) Insurance. Section 3.1(s) of the Disclosure Schedule sets forth the insurance coverages (including all directors and officers liability and life insurance policies) maintained by the Company and its Subsidiaries (the “Insurance Policies”) and a list of any material claims made and claims paid since January 1, 2004. Neither the Company nor any of its Subsidiaries is in material default with respect to any of the provisions contained in any such policies of insurance or has failed to pay any premium due and payable. No insurer under any of the Insurance Policies has provided written notice to the Company indicating any intent not to renew such policy or materially increase the premium payable under any such policy. The Company has delivered or Made Available to Parent true and complete copies of all of such insurance policies.
          (t) Related Party Transactions.
               (i) Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer or employee of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of SEC Regulation S-K.
               (ii) Except for Contracts made solely between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company, and except for Contracts of employment or relating to severance or change of control payments, neither the Company nor any of its Subsidiaries is a party to any Contract with any officer, director, employee or, to the Knowledge of the Company, any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or any Affiliate of any of the foregoing, in all instances to the extent involving an amount in excess of $5,000.
          (u) No Restrictions on Business. Except for this Agreement, there is no Contract or Order binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any significant business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted by the Company.
          (v) Opinion of Financial Advisor. The Company has retained Burnham Securities Inc. (“Burnham”) to advise the Company and the Board of Directors of the Company in regard to the transactions contemplated by this Agreement. Burnham has delivered to the Board of Directors of the Company an opinion dated as of the date of this Agreement to the effect that as of the date of this Agreement, and subject to the various assumptions and qualifications contained in the opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has provided, for informational purposes only, a true, complete and correct copy of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.
          (w) Brokers; Schedule of Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Burnham whose investment banking and financial advisory fees shall be paid by the Company).
          (x) Notes and Accounts Receivables. The Company has not received written notification that any note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or set off, which if successful would reasonably be expected to have a Material Adverse Effect on the Company.
          (y) Certain Payments. The Company has not, and to the Knowledge of the Company, no director, officer, agent or employee of the Company, nor any other person acting for or on behalf the Company, has directly or indirectly, on behalf of the Company made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.
          (z) Customers and Suppliers. Section 3.1(z) of the Disclosure Schedule (i) accurately identifies, and provides an accurate and complete breakdown of the revenues received from, the top five customers of the Company or any of its Subsidiaries based on the Company’s consolidated revenues in the fiscal year ended December 31, 2005 and (ii) accurately identifies and provides an accurate and complete breakdown of the purchases by the Company and its Subsidiaries from the top five suppliers to the Company or any Subsidiary based on the dollar amount of all supplier charges to the Company and its Subsidiaries taken as a whole in the fiscal year ended December 31, 2005, including each supplier that is the sole supplier of any significant product or service to the Company or any of its Subsidiaries. Except as set forth on Section 3.1(z) of the Disclosure Schedule, no such customer has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No such supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them, or otherwise materially alter its normal business with the Company.
          (aa) Immigration Matters. The Company and its Subsidiaries have complied in all material respects with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended.
          (bb) Completeness of Disclosure. In each case where a representation and warranty of the Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered or Made Available to Parent.

     3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date, except where another date is expressly specified:
          (a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.
          (b) Authority; Noncontravention.
               (i) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the execution, delivery and performance by Parent and Merger Sub of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and each constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).
               (ii) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, and compliance by Parent and Merger Sub with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, (A) any provision of the Certificate of Incorporation or Bylaws of the Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (B) subject to the governmental filings and other matters referred to in the following paragraph, any Law or Order, in each case, applicable to Parent or Merger Sub or their respective properties or assets; other than, in the case of clause (B), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.
               (iii) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or the compliance with the provisions by this Agreement, except for (A) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (B) filings required under, and compliance with other requirements of, the Exchange Act and the rules of The Nasdaq Stock Market, and (C) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.
          (c) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
          (d) Information Supplied. The information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order the make the statements therein, in light of the circumstances under which they are made, not misleading.
          (e) Brokers. No broker, investment banker, financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
          (f) Ownership and Interim Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has not engaged in any business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.
          (g) Capital Resources. Parent and Merger Sub collectively have, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger and to pay all fees and expenses payable by them in connection with the transactions contemplated hereby.
          (h) Disinterested Stockholder. Except as set forth in this Agreement, neither Parent nor Merger Sub is an “interested stockholder” as that term is defined in Section 203(c)(5) of the Delaware General Corporation Law, as in effect as of the date of this Agreement.

ARTICLE 4
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1 Conduct of Business. Except as previously consented to in writing by Parent or otherwise expressly permitted by this Agreement, or required by applicable Law, between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), (i) the Company shall, and shall cause its Subsidiaries, (A) to operate their businesses (taken as a whole) in all material respects in the Ordinary Course of Business, (B) to comply with all applicable Laws, in all material respects, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company and (C) to use commercially reasonable efforts consistent with past practices to preserve intact their assets, business organization and goodwill, generally, and (D) the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for the Olfaction IP Distribution;
          (b) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the acceleration of Options in accordance with their terms, (ii) the repurchase of shares from employees or former employees of the Company or any of its Subsidiaries pursuant to elections made by employees or former employees to sell or otherwise transfer shares of Company Common Stock to the Company to satisfy withholding obligations, and (iii) the repurchase of unvested shares by the Company, at a price per share not greater than the purchase price originally paid for those shares, from employees or service providers of the Company or any of its Subsidiaries in connection with the termination of their employment with or service to the Company or its Subsidiaries;
          (c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities, except for the Olfaction IP Distribution;
          (d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company existing on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Options or warrants outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement or as a result of the transactions contemplated hereby);
          (e) amend its Certificate of Incorporation or Bylaws (or similar organizational documents) or the organizational documents of any Subsidiary;

          (f) directly or indirectly, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all of the assets or capital stock of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (ii) any assets of any other Person, other than inventory or immaterial assets in each case in the Ordinary Course of Business;
          (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (h) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets material to the Company and its Subsidiaries, taken as a whole, except (i) in the Ordinary Course of Business, including without limitation a six-month extension of the Company’s lease for its 445 Marshall Street, Philipsburg, New Jersey facility, (ii) pursuant to contracts or agreements that are in effect at the date hereof or (iii) dispositions of obsolete or worthless assets;
          (i) (i) incur any indebtedness or guarantee any indebtedness of another Person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings in the Ordinary Course of Business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;
          (j) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $50,000, except in the Ordinary Course of Business;
          (k) pay, discharge, settle or satisfy any material claims (including claims of stockholders), material liabilities or material obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in the Ordinary Course of Business, (ii) as required by applicable Law or any Order, or (iii) as required by their terms as in effect on the date of this Agreement of material claims, material liabilities or material obligations reflected or reserved against in the Company Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such Company Financial Statements in the Ordinary Course of Business, or waive, release, grant or transfer any right of material value;
          (l) enter into, modify, amend or terminate any Material Contract which if so entered into, modified, amended or terminated would be reasonably likely to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;
          (m) (i) except as otherwise contemplated by this Agreement or as required to comply with applicable Laws or any Contract or Benefit Plans existing on the date of this

Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract or Benefit Plan or (ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Subsidiary thereof;
          (n) hire any additional employees with an annual base salary in excess of $75,000 or retain any additional consultants whose engagement could not be terminated on 30 days notice, materially increase the compensation of any employees, officers or consultants (other than in the Ordinary Course of Business or as required by Law) or enter into any employment or consulting agreements (other than in the Ordinary Course of Business); provided, however, that the Company may hire employees for the sole purpose of replacing employees who have been terminated or have terminated their employment on terms and conditions (including compensation) which are the same, in all material respects, as the terms and conditions of the employees being replaced;
          (o) materially reduce the current level of insurance coverage provided by the Insurance Policies;
          (p) except as required by GAAP, revalue any of its material assets or make any material changes in accounting methods, principles or practices;
          (q) make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
          (r) enter into any transaction that is reasonably likely to give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;
          (s) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable Law, rule, regulation or GAAP, in each case as concurred upon by Company’s independent public accountants;
          (t) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate of the Company or any Subsidiary, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered by Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;
          (u) compromise or settle any suit, claim, action, investigation or proceeding material to the Company and its Subsidiaries, taken as a whole;
          (v) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business; or

          (w) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
Notwithstanding Section 4.1, during the Interim Period, the Company may, after providing notice to Parent in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations outstanding as of the date of this Agreement that have been either Made Available to Parent or disclosed in the Company SEC Documents in accordance with the terms of such agreements.
     4.2 No Solicitation by the Company; Adverse Recommendation Change.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, agents, other advisors and representatives, collectively, “Representatives”) to, on its or its Subsidiaries behalf, directly or indirectly:
               (i) solicit, initiate, or knowingly encourage or support any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, including amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding or furnish to any Person any non-public information with respect to or otherwise knowingly facilitate any effort to attempt to make or implement, any Takeover Proposal.
Notwithstanding the foregoing, prior to the adoption of the Merger Agreement at the Stockholders Meeting (the “Specified Time”), the Company may, to the extent that the failure to do so is reasonably likely to cause the Board of Directors to violate its fiduciary duties under applicable Law, as determined in good faith by the Company’s Board of Directors after consultation with outside legal counsel, in response to a bona fide written Takeover Proposal made or received after the date of this Agreement that the Company’s Board of Directors determines in good faith, after consultation with outside counsel and an independent financial advisor, is or could reasonably be expected to lead to a Superior Proposal, in each case that did not result from a material breach by the Company of this Section 4.2, and subject to compliance with Section 4.2(c):
                    (X) furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, provided that copies of all such information are provided to Parent prior to the Company’s delivery of such information to such Person, or on a substantially concurrent basis, except for information Made Available or previously delivered to Parent;
                    (Y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal; and

                    (Z) enter into the confidentiality agreement contemplated by clause (X).
The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or any part of the material assets, properties or business of the Company or its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or (ii) 20% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The term “Superior Proposal” means any proposal made by a third party to acquire, directly or indirectly, all or substantially all of the assets of the Company, or 50% or more of the equity securities of the Company, pursuant to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (i) on terms which the Board of Directors of the Company determines in its good faith and reasonable judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement following consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and this Agreement (including the fees and expenses due hereunder, including the termination fee payable pursuant to Section 7.3(b) hereof) and (ii) that in the good faith and reasonable judgment of the Board of Directors of the Company is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
          (b) Except as expressly permitted by this Section 4.2(b), neither the Company’s Board of Directors, nor any committee thereof, shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company’s Board Recommendation or (B) recommend or propose publicly to recommend, to the stockholders of the Company the approval or adoption of any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, adopt or propose publicly to approve or adopt, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, or (iii) cause, authorize or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any Takeover Proposal (other than a confidentiality agreement permitted by clause (Z) of Section 4.2(a) above). Notwithstanding the foregoing, the Company’s Board of Directors may make a Company Adverse Recommendation Change or take any action referred to in clause (ii) above if: (i) a Takeover Proposal is made to the Company and is not withdrawn, and if the Company shall have complied with Section 4.2 in all material respects, (ii) the Company provides Parent with at least three days prior notice of any meeting of the Company’s Board of Directors (or presentation to the directors of a proposed unanimous written consent) at which such Board of Directors will consider and determine whether such Takeover Proposal is a Superior Proposal; (iii) the Company’s Board of Directors, after consultation with its financial advisor, determines in its reasonable judgment that such Takeover Proposal constitutes a Superior Proposal; and (iv) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the Company Board Recommendation would be reasonably likely to cause a violation by the Board of Directors of its fiduciary duties under applicable Law.
          (c) In addition to the obligations of the Company set forth in Section 4.2(a), the Company shall promptly, but in no event later than 24 hours, advise Parent orally and in writing of any request for information that the Company reasonably believes would lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any other inquiry or communication that the Company reasonably believes would lead to any Takeover Proposal, including any inquiry for nonpublic information relating to the Company or any of its Subsidiaries, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person or entity making any Takeover Proposal until after the Company has first notified Parent of such Takeover Proposal as required by the preceding sentence. The Company shall keep Parent fully informed on a timely basis of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.
          (d) Promptly after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries to, and its and its Subsidiaries’ Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal. The Company shall immediately cease existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.
          (e) Nothing in this Section 4.2 or elsewhere in this Agreement shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or other applicable Law.
     4.3 Employee Benefit Matters. Unless Parent indicates otherwise in writing, the Company shall take all action necessary to terminate, or cause to be terminated, effective as of the date immediately prior to the Closing Date, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan. Parent shall receive evidence that the Board of Directors of the Company has adopted resolutions to terminate the 401(k) plan or such other defined contribution retirement plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately prior to the Closing Date.
     4.4 Confidentiality. The parties acknowledge that Parent and the Company (on behalf of the Company and all of is Subsidiaries) have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time, except as expressly modified herein.

ARTICLE 5
ADDITIONAL AGREEMENTS
     5.1 Preparation of the Proxy Statement; Stockholders Meeting; Other Board Actions.
          (a) As promptly as practicable following the date of this Agreement (i) the Company shall prepare and file with the SEC the Proxy Statement and (ii) Parent shall provide to the Company any information required by Law for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. The Company shall promptly notify Parent of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide to Parent copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after all such SEC comments have been resolved. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response.
          (b) The Company shall, as promptly as practicable following the date of receipt of notification of clearance of the Proxy Statement, or notification of no review of the Proxy Statement, by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining Stockholder Approval. Subject to Section 7.1(h), the Stockholders Meeting shall be held regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger, in all cases subject to its rights under Section 4.2. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.2 (such recommendation, the “Company Board Recommendation”). Without limiting the generality of the foregoing, and subject to Section 7.1(h), the Company agrees that its obligations pursuant to this Section 5.1(b) to take actions to and hold the Stockholders Meeting for the purpose of obtaining Stockholder Approval shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal, but in all cases subject to its rights under Section 4.2.
          (c) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent agrees that none of the information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
          (d) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their shares of Company Common Stock for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.
     5.2 Access to Information; Confidentiality. Subject to applicable Law relating to the exchange of information, during the Interim Period, the Company shall provide, and shall cause each of its Subsidiaries to provide, to Parent and to the Representatives of Parent, reasonable access during normal business hours without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege; and provided, further, that the Company shall not, and shall not permit any of its Subsidiaries to, enter into any contractual obligations after the date of this Agreement that would prohibit the Company or its Subsidiaries from providing to Parent and to the Representatives of Parent any such access, report, schedule, form, statement, document or information. Parent will hold, and will cause its Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated August 17, 2005 (the “Confidentiality Agreement”).
     5.3 Regulatory Approvals; Further Actions.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all commercially reasonable acts necessary to cause the conditions in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity necessary, advisable or proper to consummate the transactions contemplated by this Agreement, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required to consummate the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 4.2 or 7.1, and no such actions taken shall be deemed to constitute a breach by the Company of this Section 5.3.
          (b) Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed in all material respects as to the status of any such suit, claim, action, investigation, proceeding or threat, and (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Entity regarding the Merger. Subject to the foregoing and except as may be prohibited by any Governmental Entity or by any Law, the Company and Parent, will cooperate and consult with one another and will consider in good faith the views of one another, in connection with the process of dealing with any Governmental Entity concerning the effect of applicable Antitrust Laws on the transaction contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any Legal Proceeding under or relating to any other foreign, federal or state antitrust or fair trade Law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.
          (c) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger and shall not be effective as against the Company until after the Effective Time.
          (d) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause the Company and any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company and any of its Subsidiaries to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of any of the Company and any of its Subsidiaries.
     5.4 Takeover Statutes. Notwithstanding any other provision of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such lawful approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.
     5.5 Public Announcements. Unless otherwise required by applicable Law, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements or disclosures with respect to this Agreement, the Merger and the other transactions contemplated hereby. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.
     5.6 Directors’ and Officers’ Insurance and Indemnification.
          (a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers, employees or agents of the Company and its Subsidiaries (the “Indemnitees”) under the provisions existing on the date of this Agreement in the Company’s Certificate of Incorporation, Bylaws or any indemnification agreement with the Company or its Subsidiaries shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time. Without limiting the foregoing, Parent, from and after the Effective Time for a period of six years, shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified during that time period in a manner that would adversely affect the rights thereunder of the Indemnitees.
          (b) The provisions of this Section 5.6 are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise; provided, however, that no director or officer shall be entitled to any of the benefits provided under this Section 5.6 in the event that, in a final, non-appealable judgment, a court of competent jurisdiction determines that such director or officer engaged in fraud or other willful misconduct in negotiating, executing or delivering this Agreement. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.6 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).
          (c) For the six-year period commencing immediately after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect a “tail” policy (the “Tail Policy”) covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”). Such Tail Policy shall be based upon the Existing Policy and shall be on terms with respect to types of coverage and amount of coverage, not less favorable to such individuals than the terms of the Existing Policy; provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage, (ii) the Surviving Corporation shall not be required to pay an aggregate premium for the Tail Policy (or for any substitute policies) in excess of $200,000, and (iii) the Surviving Corporation shall not be required to maintain any Tail Policy by opposing rescission or attempting to obtain replacement coverage in the event of a rescission or attempted rescission by the insurer based on misrepresentation or concealment in any related insurance application and/or associated materials. In the event any future premium for the Tail Policy (or any substitute policies) exceeds $200,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to $200,000.
          (d) In the event that, during the six-year period, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to consolidation, merger, transfer or conveyance (as the case may be), proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume the indemnification obligations thereof set forth in this Section 5.6.
     5.7 Company Stock Plans. None of the Options outstanding immediately prior to the Effective Time shall be assumed by Parent. Accordingly, at or immediately prior to the Effective Time, each such Option, whether or not then vested or exercisable, shall either terminate or be converted into an option exercisable for cash without any required action of the Company or any Subsidiary or any required consent or approval of the holder of the terminated Option and without any cash or other consideration payable to the holder of the cancelled Option (except as provided for in Section 2.1(e)) in connection with the cancellation of that Option (subject to any right of the holder of such Option to exercise such Option prior to the Effective Time), and the holder shall thereupon cease to have any further right to acquire any shares of Company Common Stock under such terminated Option.

     5.8 Delisting. Parent shall cause the Company’s securities to be de-listed from the Nasdaq Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.
ARTICLE 6
CONDITIONS PRECEDENT
     6.1 Condition to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to consummate and effect the Merger is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of the Parties:
          (a) Company Stockholder Approval. Stockholder Approval shall have been duly obtained.
          No Restraints or Illegality. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries (taken as a whole) or of Parent or any of its Subsidiaries (taken as a whole) or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries (in both cases, taken as a whole), except where such action or proceeding would not reasonably be expected to have a Material Adverse Effect, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries to effectively exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders, (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares, or any other legal restraint or prohibition that would reasonably be expected to have the effect of preventing the consummation of the Merger or otherwise preventing or interfering with the consummation of the Merger; or (iv) seeking to make the consummation of the Merger illegal and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
     6.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be true and correct in all material respects as of such specified date), except for changes expressly permitted by this Agreement; provided, however, that (i) in determining the accuracy of such representations and warranties and for the purposes of this Section 6.2(a), all materiality qualifications that are contained in such representations and warranties shall be disregarded; and (ii) the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and principal financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have duly performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the principal financial officer of the Company to such effect.
          (c) Consents. The Company shall have obtained the following, which shall be in full force and effect: (i) all authorizations, qualifications and orders of Governmental Entities required in order to effect the Merger as provided herein (assuming Parent and Merger Sub shall have satisfied their respective obligations provided herein) and (ii) all consents and approvals of other third parties as listed on Section 6.2(c) of the Disclosure Schedule, and Parent shall have received evidence, in form and substance reasonably satisfactory to it, to such effect.
          (d) No Material Adverse Effect. There shall not have occurred, with respect to the Company, a Material Adverse Effect.
          (e) Employment Agreements.
               (i) Those individuals set forth on Section 6.2(e) of the Disclosure Schedule (“Key Employees”) each shall have executed an employment agreement (each an “Employment Agreement”), in the form attached hereto as Exhibit B.
               (ii) The CEO of the Company shall have terminated his existing employment agreement with the Company and the Company shall have delivered proof of such termination to Parent.
          (f) Olfaction IP Distribution.
               (i) The Company shall have completed the Olfaction IP Distribution to Newco in a manner approved by Parent, which approval shall not be unreasonably withheld. For purposes of this Section 6.2(f), the Parties agree that it shall not be unreasonable for Parent to withhold its approval of the Olfaction IP Distribution if the fees and expenses related to the Olfaction IP Distribution to be paid by the Company and/or Parent exceed $250,000.

               (ii) Newco shall have entered into an agreement with Parent and the Company, in a form acceptable to Parent, pursuant to which (A) Newco will covenant that it will not, and it will cause its Affiliates to not, assert any claims or rights by commencing, or causing to be commenced, any action or proceeding against Parent or any of its Affiliates that alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Parent or its Affiliates under any Olfaction IP based on any conduct of the Non-Olfaction Business in a manner identical to that conducted by the Company prior to the Merger (excluding the application or usage of any Company Proprietary Rights on any olfactory receptor or receptors), (B) such covenant will be binding on all successors in interest to, all transferees or assignees of and any exclusive licensee of any Olfaction IP, and (C) Newco will agree to inform all such successors in interest, transferees, assignees or licensees of such covenant.
          (g) Other Deliveries. The Company shall have delivered or caused to be delivered to Parent and Merger Sub, in each case in form and substance acceptable to Parent:
               (i) the Certificate of Merger, duly executed by the Company; and
               (ii) a resignation letter of each of the directors of the Company, resigning in their capacity as directors of the Company, each dated effective as of the Closing.
     6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be true and correct in all material respects as of such specified date) except for changes expressly permitted by this Agreement; provided, however, that (i) in determining the accuracy of such representations and warranties for the purposes of this Section 6.3(a), all materiality qualifications that are contained in such representations and warranties shall be disregarded; and (ii) the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Material Adverse Effect on Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent to such effect.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have duly performed in all material respects each of the covenants or obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of the Company by the chief executive officer, the chief financial officer or senior vice president of Parent to such effect.
          (c) Consents. Parent shall have obtained the following, which shall be in full force and effect: (i) all authorizations, qualifications and orders of Governmental Entities required in order to effect the Merger as provided herein (assuming the Company shall have satisfied its obligations provided herein) and (ii) all consents and approvals of other third parties as listed on Section 6.2(c) of the Disclosure Schedule, and Parent shall have received evidence, in form and substance reasonably satisfactory to it, to such effect.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):
          (a) by mutual written consent, upon approval of the Boards of Directors of Parent and the Company;
          (b) by either Parent or the Company, by written notice to the other party, if the Merger shall not have been consummated by 120 days from the date of this Agreement or such later date as may be agreed upon in writing by the parties hereto, provided, however, that the right to terminate under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of the Merger to occur on or before such date;
          (c) by either Parent or the Company, by written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, provided that the right to terminate under this Section 7.1(c) shall not be available to a party if the issuance of such Order or action taken was primarily due to the failure of such party to perform any of its obligations hereunder;
          (d) by either Parent or the Company, by written notice to the other party, if (i) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by failing to obtain the Stockholder Approval; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Stockholder Approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) unless the Company shall have made the payment(s) required to be made to Parent pursuant to Section 7.3(a) and, if applicable, pursuant to Section 7.3(b) or Section 7.3(c);
          (e) by Parent (at any time prior to the receipt of the Stockholder Approval), by written notice if a Company Triggering Event shall have occurred;
          (f) by Parent, by written notice, (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2(a) (after giving affect to the proviso contained therein) would not be satisfied, or (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) (after giving affect to the proviso contained therein) would not be satisfied and (B) such inaccuracy has not been cured by the Company within twenty Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if (A) any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2(b) would not be satisfied and (B) such breach has not been cured by the Company within fifteen (15) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given;
          (g) by the Company, by written notice, (i) if any of Parent’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.3(a) (after giving affect to the proviso contained therein) would not be satisfied, or (ii) if (A) any of Parent’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) (after giving affect to the proviso contained therein) would not be satisfied and (B) such inaccuracy has not been cured by Parent within twenty Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied;
          (h) by the Company if, prior to the Stockholders Meeting, (i) the Board of Directors of the Company shall have determined that it desires to adopt, approve or recommend entering into a written agreement providing for a Takeover Proposal which the Board of Directors of the Company has determined to be a Superior Proposal, (ii) the Company shall have complied with Section 4.2 in all material respects, including without limitation, the requirement that the Company shall have provided to Parent copies of all information that the Company shall have provided to the Person making such Takeover Proposal (and its representatives) prior to the Company’s delivery of such information to such Person, or on a substantially concurrent basis, (iii) the Company prior to or concurrent with such termination pays to Parent in immediately available funds all amounts required to be paid pursuant to Section 7.3(b) hereof and (iv) prior to such termination (A) the Company shall have given Parent written notice that it intends to terminate this Agreement pursuant to Section 7.1(h), identifying the Takeover Proposal then determined to be a Superior Proposal and the parties thereto and delivering a summary of the material terms and conditions of such Takeover Proposal and (B) within three days after the Company has provided the notice referred to in the previous clause (A), Parent does not make a binding written offer that the Company’s Board of Directors concludes in good faith is as favorable to Company stockholders than the Takeover Proposal determined to be a Superior Proposal.
          A “Company Triggering Event” shall mean: (i) the failure of the Company’s Board of Directors to make the Company Board Recommendation, or the occurrence of a Company Adverse Recommendation Change; (ii) the Company (A) shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders and recommends its approval, or (B) removed the Company Board Recommendation from the Proxy Statement or modified the text of the Proxy Statement in an manner adverse to Parent; (iii) the Board of Directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company’s stockholders, within five Business Days after Parent requests in writing that such action be taken; (iv) the Board of Directors of the Company shall have approved, adopted, endorsed, or recommended, or proposed publicly to approve, adopt, endorse or recommend, any Takeover Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced, and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that its Board of Directors recommends rejection of such tender or exchange offer; (vi) a Takeover Proposal is publicly announced, and the Company (A) fails to issue a press release reaffirming its recommendation in favor of the Merger within ten Business Days after such Takeover Proposal is announced or (B) otherwise fails to publicly announce its opposition to or otherwise actively oppose such Takeover Proposal; or (vii) the Company or any of its Subsidiaries, or any Representative of the Company or any of its Subsidiaries, shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.2.
     7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the last sentence of Section 5.2, this Section 7.2, Section 7.3 and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability in connection with any willful or intentional breach of any of such party’s representation or warranties set forth in this Agreement or any material breach of any covenant or other provision contained in this Agreement.
     7.3 Fees and Expenses.
          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated (for greater certainty and without limiting anything in this section, all fees, costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by Company); provided, however, that if this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b), (B) by Parent or the Company pursuant to Section 7.1(d) (but only if the conditions for the payment of the amount referred to in Section 7.3(b)(iii) or 7.3(b)(iv) shall have occurred), (C) by Parent pursuant to Section 7.1(e), or (D) by Parent pursuant to Section 7.1(f) (but only if the conditions for the payment of the amount referred to in Section 7.3(b)(iii) or 7.3(b)(iv) shall have occurred) then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 7.3(b)) the Company shall make a nonrefundable cash payment to Parent in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, such fees and expenses not to exceed $100,000. Any fees and expenses due under this Section 7.3(a) shall be paid to Parent by wire transfer of the same-day funds within two Business Days after delivery by Parent to the Company of written notification of the amount thereof which shall set forth each of the fees and expenses incurred by Parent in sufficient detail.
          (b) The Company shall pay Parent, in addition to the amounts payable by the Company pursuant to Section 7.3(a), a nonrefundable termination fee of $1,000,000 in the event of the termination of this Agreement:
               (i) by Parent pursuant to Section 7.1(e);
               (ii) by the Company pursuant to Section 7.1(h);
               (iii) by Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(f) if, at or prior to the time of such failure to obtain Stockholder Approval or such breach of the Company’s representations, warranties and covenants, there shall have been publicly disclosed or announced and not withdrawn or abandoned a Takeover Proposal relating to the Company and within twelve months after such termination there shall have been consummated any transaction, or any agreement shall have been entered into providing for the merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (y) all or substantially all of the material assets, properties or business of the Company and its Subsidiaries, taken as a whole, or (z) a majority or greater than a majority of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company (each, a “Tail Transaction”) with any Person (or such Person’s affiliate) who made or disclosed or publicly announced such Takeover Proposal prior to the termination of this Agreement (the “Original Bidder”); or
               (iv) by Parent or the Company pursuant to Section 7.1(d) if, at or prior to the time of such failure to obtain Stockholder Approval, there shall have been publicly disclosed or announced and not withdrawn or abandoned a Takeover Proposal relating to the Company and within six months after such termination there shall have been consummated any Tail Transaction with any Person other than the Original Bidder.
               Any fee due under Section 7.3(b)(i) shall be paid to Parent by wire transfer of the same-day funds within two Business Days after such termination. Any fee due under Section 7.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds prior to or on the date of termination of this Agreement. Any fee due under Section 7.3(b)(iii) and Section 7.3(b)(iv) shall be paid to Parent by wire transfer of the same-day funds within one Business Day after the consummation of the Tail Transaction.
          (c) Except as provided in this Section 7.3(c), no fees due pursuant to Section 7.3 shall be deemed liquidated damages; provided, however, that any fee due under Section 7.3(b)(ii) shall be deemed liquidated damages and in full satisfaction of any and all claims that Parent may have against the Company or any of its Subsidiaries, or any of their respective officers, directors, stockholders, Affiliates or Representatives, and in lieu of any other amounts; provided that (x) the Company shall have fully complied with and not breached in any manner its obligations under Sections 4.2 and 7.1(h)(iv) and (y) the Company pays all fees in compliance with Sections 7.3(a) and 7.3(b).
          (d) If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3.
     7.4 Amendment. This Agreement may be amended by the Parties at any time before or after Stockholder Approval and whether before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after the Stockholder Approval is obtained, there shall not be made any amendment that by Law requires further approval by the stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     7.5 Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 7.4, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.
     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:
Invitrogen Corporation
1600 Faraday Avenue

Carlsbad, California 92008
Attention: General Counsel
with a copy (which shall not constitute notice) to:
DLA Piper Rudnick Gray Cary US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Jeff Baglio, Esq.
(b)	if to the Company, to:
Sentigen Holding Corp.
445 Marshall Street
Phillipsburg, New Jersey 08865
Attention: Chief Financial Officer
with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Attention: Sheldon G. Nussbaum, Esq.
     8.3 Certain Definitions.
          (a) For purposes of this Agreement the following definition shall apply:
               (i) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
               (ii) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York or Washington, DC.
               (iii) “Company Product(s)” shall mean each and all of the products of Company or its Subsidiaries (including without limitation all components, parts, integrated circuits or elements thereof, chemicals, compositions, tools, kits (including without limitation tool kits, drug kits and screening kits ), drugs, animals, plants, software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, manufactured, assembled, sold, leased, installed, repaired, licensed or otherwise made available by the Company or its Subsidiaries or any services performed by the Company or its Subsidiaries), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of the Company or its Subsidiaries.

               (iv) “Company Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to the Company or its Subsidiaries or otherwise used in the business the Company or its Subsidiaries.
               (v) “Copyrights” shall mean all copyrights, copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties.
               (vi) “Financial Performance” shall mean the Company’s achievement of the sales projections listed as “Receipt of Revenue” on Exhibit C, within a margin of error of 30%, through the applicable time period listed.
               (vii) “IP Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including without imitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
               (viii) “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Entity, including without limitation utility models and design patents.
               (ix) “Knowledge”, (i) as it pertains to the Company, means the actual knowledge of the executive officers and employee-directors of the Company and each of its Subsidiaries, including those set forth on Schedule 8.3(a)(ix) hereto, as to a particular fact or matter, or if upon exercising reasonable due inquiry of those persons who would reasonably be expected to have knowledge of such matters, such persons would be expected to discover or become aware of that fact or matter, and (ii) as it pertains to Parent or Merger Sub, means the knowledge of the executive officers and employee-directors of Parent or Merger Sub, respectively, as to a particular fact or matter, or if exercising reasonable care such persons would be expected to discover or become aware of that fact or matter in the course of carrying out their duties and responsibilities on behalf of such entities.
               (x) “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

               (xi) “Made Available” means that the subject documents were filed by the Company in full without redaction on the website of the United States Securities and Exchange Commission (“SEC”) through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) on or prior to the date hereof.
               (xii) An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on (i) the business, capitalization, assets, liabilities, operations or Financial Performance of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the Merger, or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) has a material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, provided, however, that any event, violation, inaccuracy, circumstance or other matter arising out of, resulting from or attributable to the following shall not be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect such party and its Subsidiaries in a disproportionately adverse manner, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such party and its Subsidiaries conduct business, provided that such changes do not affect such party and its Subsidiaries in a disproportionately adverse manner, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (iv) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections, provided, however, that the exception set forth in (iv) above shall in no way prevent or otherwise effect a determination that any event, violation, inaccuracy, circumstance or other matter underlying such decline or change in trading volume has resulted in, or contributed to, a Material Adverse Effect.
               (xiii) “Non-Olfaction Business” means all the assets, products, businesses and Proprietary Rights, including the Company Proprietary Rights, being acquired by Parent hereunder through the Merger.

               (xiv) “Off-the-Shelf Software” shall mean any software (other than Public Software) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee less than $10,000 per license and that was obtained by the Company or any of its Subsidiaries in the Ordinary Course of Business.
               (xv) “Olfaction IP” means (I) the 204 Series (A) Title: Nucleic acids and proteins of insect or 83b odorant receptor genes and uses thereof (B) Inventors: Kevin Lee; Thuy-Ai Nguyen; Brian Kloss, consisting of the following patent applications: (i) United States: (a) Provisional Application No. 60/312,319 was filed on August 14, 2001, Expired; (b) Application Serial No. 10/486,781 was filed on August 6, 2004 and is Pending, (ii) Australia: Application No. 2002332534 was filed on August 14, 2002 and is Pending, (iii) Brazil: Application No. PI 0212523-4 was filed on August 14, 2002 and is Pending; (iv) Canada: Application No. 2,457,226 was filed on August 14, 2002 and is Pending, (v) European Patent Convention: Application No. 02 794 893 was filed on August 14, 2002 and is Pending, (vi) Israel: Application No. 160 396 was filed on August 14, 2002 and is Pending, (vii) Japan: Application No. 2003-521786 was filed on August 14, 2002 and is Pending, (viii) Mexico: Application No. PA/a/2004/001460 was filed on August 14, 2002 and is Pending, (ix) Patent Cooperation Treaty: Application No. PCT/US2002/028315 was filed on August 14, 2002 and is Expired, (II) all substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof, (III) all published and all unpublished non-provisional and provisional patent applications in any jurisdiction that claim inventions described in any patent applications described in clause (I) and (II) above to the extent the Company, Newco or any successor of Newco has rights to such patent applications described in this subsection (III); (IV) all patents that issue from any of the patent applications described in clause (I), (II) or (III) above in any jurisdiction, including reissued and reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof any patents that issue from such, (V) all Proprietary Rights licensed under the Exclusive License Agreement, dated April 10, 2000, between The Trustees of Columbia University of the City of New York and Sentigen Biosciences, Inc. (formerly known as Sentigen Corp.) a copy of which has been delivered or Made Available to Parent, and (VI) all other Proprietary Rights as are being assigned by the Company to Newco pursuant to an assignment agreement that will be entered into prior to or at the Closing in connection with the Olfaction IP Distribution, provided however that this definition shall not be deemed to include any inventions made by Newco or its successor after the Closing Date that are claimed in a patent or patent application that does not claim priority to any patent application specified in (I) above.
               (xvi) “Olfaction IP Distribution” shall mean the spin-off, prior to the Merger, of the Olfaction IP to a newly formed entity (“Newco”) the shares of which are expected to be distributed, in a taxable transaction, pro rata to the then existing stockholders of Sentigen Holding Corp.
               (xvii) “Order” means any award, injunction, judgment, decree, order, ruling, writ, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

               (xviii) “Ordinary Course of Business” with respect to the Company and its Subsidiaries means the ordinary course of business, consistent with past practice existing prior to the date of this Agreement.
               (xix) “Patents” shall mean the Issued Patents and the Patent Applications.
               (xx) “Patent Applications” shall mean all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.
               (xxi) “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party”.
               (xxii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
               (xxiii) “Proprietary Rights” shall mean any and all of the foregoing in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets, (vii) all other ideas, inventions, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.
               (xxiv) “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License); (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the BSD License; and (h) the Apache License.
               (xxv) “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Entity.
               (xxvi) “Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Entity.

               (xxvii) “Subsidiary” of a particular Person means another Person where the first Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other voting interests in such other Person that is sufficient to enable such first Person to elect at least a majority of the members of such other Person’s Board of Directors or comparable governing body, or (b) if there are no such voting interests, at least 50% of the outstanding equity interests issued by such other Person.
               (xxviii) “Trade Secrets” shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.
               (xxix) “Trademarks” shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names, (c) trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names for which registrations has been obtained and (d) all goodwill associated with each of the foregoing.
               (xxx) “$” means United States dollars.
          (b) In addition to the defined terms listed above, the following capitalized terms are defined in the following Sections of this Agreement:

Term:	Section:
Agreement	First Paragraph
Appraisal Shares	2.1(d)
Benefit Plans	3.1(m)
Board Approval	3.1(d)(iii)
Burnham	3.1(v)
Certificate	2.1(c)
Certificate of Merger	1.3
Certifications	3.1(e)(ii)
Closing	1.2
Closing Date	1.2
Code	3.1(m)(ii)
Company	First Paragraph
Company Adverse Recommendation Change	4.2(b)
Company Board Recommendation	5.1(b)
Company Common Stock	2.1(a)

Term:	Section:
Company Financial Statements	3.1(e)(vi)
Company Insiders	5.1(d)
Company Preferred Stock	3.1(c)(i)
Company SEC Documents	3.1(e)(i)
Company Triggering Event	7.1(h)
Confidentiality Agreement	5.2
Contract	3.1(d)(iv)
Controlled Group Member	3.1(k)(i)
DGCL	Recitals
Disclosure Schedule	3.1
Effective Time	1.3
Employment Agreement	6.2(e)(i)
Environmental Claims	3.1(q)(viii)(A)
Environmental Laws	3.1(q)(viii)(B)
Environmental Permits	3.1(q)(viii)(C)
Equity Benefit Plans	3.1(k)(i)(A)
ERISA	3.1(k)(i)(B)
ERISA Benefit Plans	3.1(k)(i)(B)
Exchange Act	3.1(c)(iv)
Existing Policy	5.6(c)
GAAP	3.1(e)(vi)
Governmental Entity	3.1(d)(v)
Hazardous Materials	3.1(q)(viii)(D)
Indemnities	5.6(a)
Insurance Policies	3.1(s)
Interim Period	4.1
Key Employees	6.2(e)
Liens	3.1(b)
Material Contract	3.1(j)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.1(k)(i)(C)
Original Bidder	7.3(b)(iii)
Option	2.1(e)
Parent	First Paragraph
Paying Agent	2.2(a)
Permits	3.1(i)
Proxy Statement	3.1(d)(v)
Release	3.1(q)(viii)(E)
Representatives	4.2(a)
Sarbanes-Oxley Act	3.1(e)(i)
SEC	3.1(d)(v)
Section 262	2.1(d)
Securities Act	3.1(b)

Term:	Section:
Specified Time	4.2(a)
Stockholder Approval	3.1(d)(ii)
Stockholders Meeting	5.1(b)
Superior Proposal	4.2(a)
Surviving Corporation	1.1
Tail Policy	5.6(c)
Tail Transaction	7.3(b)(iii)
Takeover Proposal	4.2(a)
Tax and Taxes	3.1(n)(i)
Tax Returns	3.1(n)(ii)
Voting Agreements	Recital
     8.4 Interpretation. When a reference is made in this Agreement to an Article or Section or the Disclosure Schedule, such reference shall be to an Article or Section of, or the Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     8.5 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
     8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the documents and instruments referred to herein or delivered pursuant hereto, including Exhibits, Schedules (including the Disclosure Schedule) and the Confidentiality Agreement between the Company and Parent (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article 2, and Section 5.6, are not intended to confer upon any Person other than the Parties any rights or remedies.

     8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.
     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
     8.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     8.10 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.
     8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity (but subject to the provisions of Section 7 herein).

     8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(The remainder of this page has intentionally been left blank)

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INVITROGEN CORPORATION

By:	/s/ John D. Thompson
John D. Thompson
Senior Vice President
of Corporate Development

ARTIC FOX ACQUISITION CORPORATION

By:	/s/ John D. Thompson
John D. Thompson
President

SENTIGEN HOLDING CORP.

By:	/s/ Thomas J. Livelli
President and Chief Executive Officer

Schedule A
List of Company Stockholders Subject to Voting Agreement
Joseph K. Pagano
Frederick R. Adler
Samuel A. Rozzi
Thomas Livelli
Joel M. Pearlberg
Bruce Slovin
Arnold B. Pollard
G. Scott Segler

Disclosure Schedule
     The Disclosure Schedule to this Agreement has been omitted. The omitted Disclosure Schedule consists of:

Section 3.1(a)	Organization, Standing and Corporate Power

Section 3.1(b)	Subsidiaries, Equity Interests

Section 3.1(c)	Capital Structure

Section 3.1(d)	Authority; Noncontravention

Section 3.1(g)	Absence of Certain Changes or Events

Section 3.1(h)	Absence of Litigation; Investigations

Section 3.1(j)(ii)	Contracts

Section 3.1(k)	Absences of Changes in Benefit Plans; Employment Matters

Section 3.1(m)	Employee Benefit Matters

Section 3.1(n)	Taxes

Section 3.1(o)	Title to Properties

Section 3.1(p)	Intellectual Property

Section 3.1(s)	Insurance

Section 3.1(t)	Related Party Transactions

Section 3.1(z)	Customers and Suppliers

Section 6.2(c)	Consents

Section 6.2(e)	Key Employees

Section 8.3(a)(ix)	Knowledge
     The Disclosure Schedule to this Agreement will be furnished to the Securities and Exchange Commission supplementally upon request.

Exhibit A
Form of Voting Agreement

VOTING AGREEMENT
     THIS VOTING AGREEMENT is made and entered into as of                     , by and between INVITROGEN CORPORATION, a Delaware corporation (“Acquiror), and the undersigned stockholder (the “Stockholder”) of SENTIGEN HOLDING CORP., a Delaware corporation (“Target”).
RECITALS
     A. Concurrently with the execution of this Agreement, Acquiror, Arctic Fox Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Target have entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Sub with and into Target (the “Merger”), pursuant to which Target will become a wholly-owned subsidiary of Acquiror;
     B. The Stockholder is the holder of record or beneficial owner of the number of shares of the outstanding capital stock of Target indicated on the final page of this Agreement (the “Shares”);
     C. In connection with the Merger, Acquiror will acquire the Stockholder’s entire equity interest in Target and the Stockholder will receive in exchange a cash payment; and
     D. In consideration of and to induce the execution of the Merger Agreement by Acquiror, the Stockholder agrees not to sell or otherwise dispose of any shares of Target stock held by the Stockholder and to vote the Shares so as to facilitate consummation of the Merger, as more fully described below.
     NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:
     1. Agreement to Retain Shares. The Stockholder agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any of the Shares at any time prior to the Expiration Date, as defined herein. The “Expiration Date” shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the date on which the Merger Agreement shall be terminated pursuant to its terms.
     2. Agreement to Vote Shares. At any meeting of the Target stockholders called with respect to any of the following, and at any adjournment thereof, and with respect to any written

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consent solicited with respect to any of the following, the Stockholder agrees to vote the Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter reasonably required to facilitate the Merger based on the economic terms and conditions set forth in the Merger Agreement and (ii) against any action, proposal, agreement or transaction (A) made in opposition to or in competition with consummation of the Merger and the Merger Agreement, (B) which would result in the liquidation, dissolution or winding up of Target or (C) which would, or could reasonably be expected to, prohibit, delay or discourage the Merger (each of the foregoing being referred to as an “Opposing Proposal”). The Stockholder, as the holder of voting stock of Target, agrees to be present, in person or by proxy, at all meetings of stockholders of Target so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings. The Stockholder shall not enter into any agreement or understanding with any person or entity to vote the Shares or give instructions in any manner inconsistent with this Section 2. This Agreement is intended to bind the Stockholder only with respect to the specific matters set forth herein, and shall not prohibit the Stockholder from acting in accordance with his fiduciary duties as an officer or director of Target.
     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Acquiror a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the extent provided therein; provided that the Proxy shall be revoked upon termination of this Agreement in accordance with its terms.
     4. Additional Purchases. For purposes of this Agreement, the term “Shares” shall include any shares of Target capital stock which the Stockholder purchases or otherwise acquires and as to which the Stockholder has the right to vote, after the execution of this Agreement and prior to the Expiration Date.
     5. Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any Shares.
     6. Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to Acquiror as follows:
          6.1 Ownership of Shares. Except as specifically described on Annex B to this Agreement, the Stockholder (i) is the holder and beneficial owner of the Shares, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of capital stock of Target other than the Shares and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and the Proxy.
          6.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its

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terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance of this Agreement and the Proxy by the Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other person or entity any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Shares pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of his or its affiliates or properties is or may be bound or affected.
          6.3 No Voting Trusts or Agreements. Between the date of this Agreement and the Expiration Date, the Stockholder will not, and will not permit any entity under the Stockholder’s control to, deposit any shares of Target capital stock held by the Stockholder or such entity in a voting trust or subject any shares of Target capital stock held by the Stockholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with Acquiror, unless the trustee of such trust agrees in writing to be bound by the terms of this Agreement.
          6.4 No Proxy Solicitations. Between the date hereof and the Expiration Date, the Stockholder will not, and will not permit any entity under the Stockholder’s control to, (a) solicit proxies or become a participant in a “solicitation” (as such term is defined in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), with respect to an Opposing Proposal, (b) take any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement or otherwise encourage or assist any party in taking or planning such action, (c) initiate or encourage a stockholders’ vote, action by written consent or any other facilitating act of Target stockholders with respect to an Opposing Proposal or (d) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Target with respect to an Opposing Proposal.
     7. Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents and take all such other actions necessary or desirable, in the reasonable opinion of Acquiror’s legal counsel, to carry out the intent of this Agreement.
     8. Consent and Waiver. The Stockholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Stockholder is a party.

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     9. Miscellaneous.
          9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          9.2 Survival of Representations, Warranties and Agreements. All representations and warranties made by the Stockholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) termination of the Merger Agreement.
          9.3 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by the Stockholder without the prior written consent of the Acquiror.
          9.4 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
          9.5 Specific Performance: Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Acquiror upon such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.
          9.6 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          9.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service or by confirmed telecopy to the respective parties as follows:

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If to Acquiror:	Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, California 92008
Attn: General Counsel

With a copy to:	DLA Piper Rudnick Gray Cary US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attn: Jeff Baglio, Esq.

If to Stockholder:	To the address for notice set forth on the last page hereof

With a copy to:	Sentigen Holding Corp.
445 Marshall Street
Phillipsburg, New Jersey 08865
Attn: Chief Financial Officer

With a copy to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Attn: Sheldon G. Nussbaum, Esq.
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
          9.8 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.
          9.9 Entire Agreement. This Agreement and the Proxy contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.
          9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
          9.11 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

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          9.12 Termination. Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of the Stockholder under either of them, shall automatically terminate as of the Expiration Date.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INVITROGEN CORPORATION

By:
John D. Thompson
Senior Vice President of Corporate Development

STOCKHOLDER

(Signature)

(Printed Name)

Address:

Shares Beneficially Owned:
[Signature Page to Voting Agreement]

ANNEX A
IRREVOCABLE PROXY
     The undersigned stockholder of Sentigen Holding Corp., a Delaware corporation (“Target”), hereby irrevocably appoints and constitutes the members of the Board of Directors of Invitrogen Corporation, a Delaware corporation (“Acquiror”), and each of them (the “Proxyholders”), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of Target beneficially owned by the undersigned, which shares are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof as to which the undersigned has the right to vote, on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows:
     The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Target stockholders, and in every written consent in lieu of such a meeting, or otherwise,
     1. In favor of (i) approval of the Merger (as defined in the Voting Agreement dated as of August 29, 2006 between the Stockholder and Acquiror (the “Voting Agreement”)) and that certain Agreement and Plan of Merger dated as of August 29, 2006 by and among Acquiror, Target and Arctic Fox Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror (the “Merger Agreement”), and (ii) any matter reasonably required to facilitate the Merger based on the economic terms and conditions set forth in the Merger Agreement, and
     2. Against any action, proposal, agreement or transaction (i) made in opposition to or in competition with consummation of the Merger and the Merger Agreement, (ii) which would result in the liquidation, dissolution or winding up of Target or (iii) which would, or could reasonably be expected to, prohibit, delay or discourage the Merger.
     The Proxyholders may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all such other matters.
     The proxy granted by the stockholder to the Proxyholders hereby is granted as of the date of this Agreement in order to secure the obligations of the stockholder set forth in Section 2 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in

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the interests in Target to be purchased and sold pursuant to the Merger Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms.
     Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Target and with any Inspector of Elections at any meeting of the stockholders of Target.
     This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Dated:	STOCKHOLDER

(Signature)

(Printed Name)

Shares Beneficially Owned:

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ANNEX B

Exhibit B
Form of Employment Agreement

Exhibit C
Financial Performance

	Month	Two Months	Three Months	Four Months
	Ended	Ended	Ended	Ended
	Aug 31, 2006	Sep 30, 2006	Oct 31, 2006	Nov 30, 2006
	Forecast	Forecast	Forecast	Forecast

Receipt of revenue	$263,675	$646,888	$1,057,501	$1,432,001